Exhibit 8.1

[Goodwin Procter LLP Letterhead]

As of November 23, 2009

Candela Corporation
530 Boston Post Road
Wayland, MA 01778

Ladies and Gentlemen:

         This opinion letter is delivered to you in our capacity as counsel to Candela Corporation, a Delaware corporation (“Company”), in connection with the contemplated merger (the “Merger”) of Syneron Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”) and an indirect, wholly-owned subsidiary of Syneron Medical Ltd., a company organized under the laws of the State of Israel (“Parent”), with and into Company, with Company surviving as an indirect, wholly-owned subsidiary of Parent, pursuant to the Agreement and Plan of Merger, dated as of September 8, 2009, by and among Company, Parent, and Merger Sub, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of November 23, 2009, by and among Company, Parent, and Merger Sub (the “Merger Agreement”). This opinion letter relates to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Merger Agreement.

        We have reviewed and relied upon the Merger Agreement as a basis for our opinion set forth below. In addition, in rendering this opinion letter we have relied upon certain statements, representations and warranties made by Company, Parent, and Merger Sub (including, without limitation, those contained in certain certified representations and those contained in or made pursuant to the Merger Agreement), which we have neither investigated nor verified. We have assumed that such statements, representations and warranties are true, correct, complete and not breached and will continue to be so through the consummation of the Merger, that no actions that are inconsistent with such statements, representations and warranties will be taken, and that all representations, statements, and warranties made “to the best knowledge of” any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification.

        We also have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, the conformity to the final documents of all documents submitted to us as drafts and the accuracy and completeness of all records made available to us. In addition, we have assumed that the Merger will be consummated in accordance with the Merger Agreement, that all parties to the Merger Agreement will abide by the terms of the Merger Agreement, that the merger of Merger Sub with and into Company will qualify as a merger under the applicable laws of Delaware, that each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Merger required under the Code, and the Treasury Regulations thereunder, and that the Merger Agreement is valid and binding in accordance with its terms.

Candela Corporation
As of November 23, 2009

        Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been or will be sought from the Internal Revenue Service or any other taxing authority by any party to the Merger Agreement as to the U.S. federal income tax consequences of any aspect of the Merger.

* * * *

        Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion, under currently applicable U.S. federal income tax law, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, other than with respect to Company stockholders who are or will be “five-percent transferee shareholders” within the meaning of Treasury Regulations Section 1.367(c)(5)(ii) (i.e., those stockholders that will own five percent or more of either the total voting power or total value of the outstanding Parent stock after the Merger, determined taking into account applicable constructive ownership and attribution rules under the Code and Treasury Regulations) and do not enter into five-year gain recognition agreements in the form provided in Treasury Regulations Section 1.367(a)-8.

* * * *

        We express no opinion herein other than the opinion expressly set forth above. In particular, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. You should recognize that our opinion is not binding on the Internal Revenue Service and that a court or the Internal Revenue Service may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case. The discussion and conclusions set forth above are based upon current provisions of the Code, the Treasury Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof (collectively, “Applicable Law”), all of which are subject to change, potentially with retroactive effect. Changes in Applicable Law could adversely affect our opinion. We do not undertake to advise you as to any changes after the date hereof in Applicable Law that may affect our opinion.

        This opinion letter is being provided to you solely in connection with the Merger. Without our prior written consent, it may not be relied upon by any other person or entity or used for any other purpose.

Very truly yours, /s/ Goodwin Procter LLP Goodwin Procter LLP